Pear Therapeutics Reports Third Quarter 2022 Results

•Grew revenue 24% quarter-over-quarter to $4.1 million
•Expanded patient access with new state and commercial payors
•Expanded real-world evidence with new peer reviewed publication
•Reduced quarter-over-quarter operating expenses and cut expected 2023 operating expenses

BOSTON – November 14, 2022 – Pear Therapeutics, Inc. (Nasdaq: PEAR), the leader in developing and commercializing software-based medicines called prescription digital therapeutics (PDTs), today reported results for its third quarter ended September 30, 2022.

“Pear is making strong and steady progress toward our mission of making PDTs mainstream medicine,” said Corey McCann, M.D., Ph.D., President and Chief Executive Officer of Pear Therapeutics. “Once again, we delivered significant quarter-over-quarter revenue growth. We continue to break down the barriers to patient access for PDTs, evidenced by our increasing payment rate and new coverage decisions. In addition, we’ve taken significant steps to reduce operating expenses in 2023, including the difficult decision to reduce our workforce. We thank the talented and mission-driven employees impacted by today’s reduction in force, and we wish them the very best in their future endeavors. Pear’s long-term commitment to developing and commercializing many PDTs through our platform remains unchanged, but our near-term commitment is to grow revenue while reducing our reliance on fundraising next year.”

“Pear demonstrated the ability to grow its business while reducing operating expenses again in the third quarter,” said Chris Guiffre, J.D., M.B.A., Chief Financial Officer & Chief Operating Officer. “Revenue in the third quarter grew 24% over Q2 and 211% over Q3 last year. Operating expenses were down 15% from Q2, and we expect to spend less next year. We are reaffirming our revenue guidance for 2022, and our revenue guidance for 2023 is almost double our revenue guidance for 2022. By growing revenue while reducing expenses, we are steering the business toward profitability."

Third Quarter 2022 Financial and Operational Performance Metrics Results
Third quarter revenue grew to $4.1 million, up from $3.3 million in Q2 2022, and compared with $1.3 million for the third quarter of 2021.

Net Revenue and Key Operating Metrics*	Q3 2022 Actual	Full Year 2022 Guidance
Net Revenue	$4.1 million	$14-16 million
Total Prescriptions	11,400+	35,000-45,000
Fulfillment Rate	60%	50-65%
Payment Rate	49%	50-65%
Average Selling Price (ASP)	$1,345	$1,150-$1,350
*Definitions for Net Revenue, Total Prescriptions, Fulfillment Rate, Payment Rate, and ASP can be found in our Form 10-Q for the quarter ended September 30, 2022.

Third Quarter 2022 Business and Strategic Highlights

Patient Access
•We teamed with Cove Behavioral Health, a comprehensive community-based SUD and OUD service provider in the Tampa Bay community, to provide eligible patients access to reSET-O. Funding is provided by a State Opioid Response (SOR) grant, administered by Central Florida Behavioral Health Network, and part of the U.S. Department of Health and Human Services’ Substance Abuse and Mental Health Services Administration (SAMHSA) SOR grant program.

•We initiated a first of its kind pilot program with the South Carolina Department of Corrections (SCDC) to offer reSET and reSET-O to support women inmates in recovery from opioid and other substance use disorders at the Camille Griffin Graham Correctional Institution.

Market Access
•We expanded the number of states providing access to FDA-authorized PDTs for the treatment of SUD and OUD with the additions of Alabama and Wisconsin.

•We expanded commercial reimbursement of our products with coverage by Highmark and Excellus and added a large construction equipment manufacturer to the list of Fortune 500 companies providing access to reSET and reSET-O.

Real World Evidence
•We published a real-world health economic study of Somryst, with data showing clinically meaningful reductions in health-related services and costs in the 24-months after Somryst initiation compared to 24-months prior, including an estimated $2,059 per patient costs savings.1

•We fully enrolled the DREAM decentralized digital trial with 1,500 patients five months ahead of schedule using the PearCreate™ platform, highlighting the potential demand by patients for treatments to address chronic insomnia.

Organizational
•We narrowed our business focus and reduced our workforce in response to the challenging macroeconomic environment.

•We were added to the Russell US Index Series.

Subsequent Events in Fourth Quarter 2022

Market Access
•We entered into an agreement with COEUS HealthCare, which provides a turnkey value-based solution for the 26 state Medicaid programs contracted with Magellan Health. Pear's products are among a limited number of products initially included in the solution and are the only PDTs on the platform.

Real World Evidence
•We published a real-world observational analysis of engagement, retention and substance use among patients with SUD treated with reSET that demonstrated high rates of engagement, retention, and abstinence from substances with reSET treatment through 12 weeks. The real-

world data showed over 74% of patients were retained in reSET treatment and continued to use their PDT during the last four weeks (n=602) and patients using reSET appropriately had 81% abstinence and 92% retention at 12 weeks (n=258).2

•We presented a retrospective analysis to evaluate the impact of Somryst on healthcare resource use at ISPOR Europe 2022, with results demonstrating per-patient cost reductions over 24 months of $8,202 compared to use of insomnia medications alone, supporting use of Somryst among patients with chronic insomnia.3

Organizational
•We announced today a reduction in our workforce to further reduce our operating expenses in 2023, in order to extend cash runway and reduce our reliance on financing. Approximately 59 employees are impacted, representing approximately 22% of our workforce as of September 30, 2022. We thank the departing employees for their many contributions in support of patient and providers. As a result of this decision, Pear expects annual cost savings of approximately $10.7 million in 2023.

2022 and 2023 Guidance
Pear reaffirms its 2022 revenue guidance, as well as its guidance for total prescriptions, fulfillment rate, payment rate, and ASP.

Pear expects 2023 revenue in the range of $27 million to $37 million. We plan to provide 2023 guidance for total prescriptions, fulfillment rate, payment rate, and ASP in our March 2023 earnings call.

Internet Posting of Information
Pear routinely posts information that may be important to investors in the Investors section of its website at www.peartherapeutics.com. The company encourages investors and potential investors to consult its website regularly for important information about the company, including its investor presentation.

Conference Call and Webcast Information
Pear management team will host a conference call and live webcast today, November 14, 2022, at 4:30 p.m. ET. To access the live conference call or webcast, participants should register online at https://investors.peartherapeutics.com/news-events/events-presentations. To avoid delays, we encourage participants to register fifteen minutes ahead of the scheduled start time.

A replay of the audio webcast will be available in the Investors section of the company's website at www.peartherapeutics.com approximately two hours after completion of the call and will be archived for up to 30 days.

For additional information about reported results, investors will be able to access Pear’s Form 10-Q on the company’s website at www.peartherapeutics.com or on the Securities and Exchange Commission website, www.sec.gov.

The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the Forward-Looking Statements section of this press release.

About Pear Therapeutics
Pear Therapeutics, Inc., which is traded on Nasdaq as PEAR, is the parent company of Pear Therapeutics (US), Inc. Pear is the leader in developing and commercializing software-based medicines, called prescription digital therapeutics (PDTs). Pear aims to redefine care through the widespread use of clinically validated software-based therapeutics to provide better outcomes for patients, smarter engagement and tracking tools for clinicians, and cost-effective solutions for payers. Pear has the first end-to-end platform to discover, develop, and deliver PDTs to patients and a pipeline of products and product candidates across therapeutic areas, including the first three PDTs with disease treatment claims from the FDA. Pear’s product, reSET®, for the treatment of substance use disorder, was the first PDT to receive marketing authorization from the FDA to treat disease. Pear’s second product, reSET-O®, for the treatment of opioid use disorder, was the first PDT to receive Breakthrough Designation. Pear’s third product, Somryst® for the treatment of chronic insomnia, was the first PDT submitted through FDA’s traditional 510(k) pathway while simultaneously reviewed through FDA’s Software Precertification Pilot Program. For more information, visit Pear at www.peartherapeutics.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally relate to future events involving, or future performance of, Pear. For example, Pear’s operating and financial guidance for full year 2022, whether Pear will reduce 2023 operating expenses, whether Pear will grow revenue, whether Pear makes significant progress in introducing PDTs as an innovative class of medicine, whether our products become mainstream medicine, whether our products increase access, improve outcomes, and deliver value for patients, providers, and payors, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “guidance”, “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “aim”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “target”, or “continue”, or the negatives of these terms or variations of them or similar terminology.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Pear and its management are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) Pear’s ability to meet its full year 2022 revenue forecast, other 2022 guidance or 2023 revenue guidance, (ii) Pear’s ability to extend its runway; (iii) Pear’s ability to successfully commercialize its PDTs; (iv) changes in applicable laws or regulations; (v) the possibility that Pear may be adversely affected by other economic, business, regulatory, and/or competitive factors; (vi) Pear’s estimates of expenses and profitability; (vii) the evolution of the markets in which Pear competes; (viii) the ability of Pear to implement its strategic initiatives and continue to develop its existing products; (ix) the ability of Pear to defend its intellectual property and satisfy regulatory requirements; (x) the ability of Pear to issue equity or equity-linked securities in the future or otherwise raise capital to fund its operations; (xi) the impact of the COVID-19 pandemic on Pear’s business; and (xii) other risks and uncertainties set forth in Pear’s filings with the SEC (including those described in the Risk Factors section). These filings will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, which are based only on information currently available to us and speak only as of the date of this release. Pear assumes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. Pear gives no assurance that Pear will achieve its expectations.

Media and Investors Contact:
Meara Murphy
Senior Director of Corporate Communications
meara.murphy@peartherapeutics.com

References:
1.Forma F, Knight TG, Thorndike FP, Xiong X, Baik R, Velez FF, Maricich YA, Malone DC. Real-World Evaluation of Clinical Response and Long-Term Healthcare Resource Utilization Patterns Following Treatment with a Digital Therapeutic for Chronic Insomnia. Clinicoecon Outcomes Res. 2022;14:537-546 https://doi.org/10.2147/CEOR.S368780.
2.Xiong, X, Braun, S, Stitzer, M, et al. Evaluation of real-world outcomes associated with use of a prescription digital therapeutic to treat substance use disorders. Am J Addict. 2022; 1- 8. https://doi.org/10.1111/ajad.13346.
3.Forma F, Knight TG, Baik R, Wallace M, Malone DC, Xiong X, Velez FF Thorndike FP, Maricich YA. Reduced Healthcare Resource Utilization in Patients with Chronic Insomnia 24 Months After Treatment with Digital CBT-I: A Match-Controlled Study. Poser #EE364 https://www.ispor.org/docs/default-source/euro2022/isporeu22formashuti24movscontrolee364-pdf.pdf?sfvrsn=5eff60d2_0. ISPOR Europe 2022.

Pear Therapeutics, Inc. Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue
Product revenue	$3,528	$1,203	$9,274	$2,550
Collaboration and license revenue	555	108	855	338
Total revenue	4,083	1,311	10,129	2,888
Cost and operating expenses
Cost of product revenue	2,555	2,120	6,437	3,585
Research and development	10,390	9,576	36,370	24,943
Selling, general and administrative	17,767	17,966	61,512	45,811
Total cost and operating expenses	30,712	29,662	104,319	74,339
Loss from operations	(26,629)	(28,351)	(94,190)	(71,451)
Other income (expenses):
Interest and other (expense) income, net	(647)	(1,042)	(2,006)	(3,086)
Change in estimated fair value of earn-out liability	(2,829)	—	40,961	—
Change in estimated fair value of warrant liabilities	(618)	(1,905)	6,115	(7,302)
Loss on extinguishment of debt	—	—	—	—
Loss on issuance of convertible preferred stock	—	—	—	(2,053)
Total other (expense) income	(4,094)	(2,947)	45,070	(12,441)
Net loss	$(30,723)	$(31,298)	$(49,120)	$(83,892)

Net loss per share:
Basic and diluted	$(0.22)	$(0.28)	$(0.35)	$(0.76)
Weighted average common shares outstanding:
Basic and diluted	138,957	112,236	138,370	110,960

Pear Therapeutics, Inc. Unaudited Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$59,685	$169,567
Short-term investments	23,934	5,004
Restricted cash - short-term	74	—
Accounts receivable	7,183	1,794
Prepaid expenses and other current assets	7,992	8,876
Total current assets	98,868	185,241
Property and equipment, net	6,481	6,255
Right-of-use assets	9,329	—
Restricted cash	411	411
Other long-term assets	4,646	5,253
Total assets	$119,735	$197,160
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,124	$1,806
Accrued expenses and other current liabilities	17,204	17,946
Lease liabilities - current	1,890	—
Deferred revenues	482	421
Debt	27,455	26,993
Total current liabilities	48,155	47,166
Lease liabilities - noncurrent	8,718	—
Embedded debt derivative	—	675
Warrant liabilities	2,413	8,528
Earn-out liability	7,402	48,363
Other long-term liabilities	801	1,994
Total liabilities	67,489	106,726
Commitments and contingencies
Stockholders’ equity:
Common stock	14	14
Additional paid-in capital	349,447	338,404
Accumulated deficit	(297,103)	(247,983)
Accumulated other comprehensive income	(112)	(1)
Total stockholders’ equity	52,246	90,434
Total liabilities and stockholders' equity	$119,735	$197,160